UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-A


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                     nSTOR TECHNOLOGIES, INC.
      (Exact name of registrant as specified in its charter)


      Delaware                                 95-2094565
(State of incorporation                     (I.R.S. Employer
   or organization)                        Identification No.)

        100 Century Blvd., West Palm Beach, Florida  33417
             (Address of principal executive office)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class         Name of each exchange on which
     to be so registered         each class is to be registered

       Common Stock                 American Stock Exchange
     par value $.05 per share


Securities to be registered pursuant to Section 12(g) of the Act:

                               None
                         (Title of class)
                     nSTOR TECHNOLOGIES, INC.

          INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.   Description of Registrant's Securities to be
          Registered.


     The authorized capital stock of the Company consists of 24,000,000 of Common Stock having a par value of $.05 per share and 1,000,000 shares of Preferred Stock having a par value of $.01 per share.

     Common Stock. Each holder of Common Stock is entitled to one vote for each share held. Shareholder's have the right to cumulate their votes in elections of directors. Holders of Common Stock are entitled to dividends on a pro rata basis upon the declaration of dividends by the Board of Directors.
Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends.

     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

     Preferred Stock. The Board of Directors is permitted to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board of Directors elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.


Item 2.   Exhibits.

                         None

                            SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                         nSTOR TECHNOLOGIES, INC.


                                   /s/ Jack Jaiven
                         By: _______________________________
                                Jack Jaiven, Vice President



     Date:  April 16, 1997